Exhibit 99.1

C4 Therapeutics Reports Second Quarter 2023 Financial Results and Recent Business Highlights
Established Exclusive Licensing Agreement for CFT8919, an EGFR L858R BiDAC™ Degrader, with Betta Pharmaceuticals in Greater China for NSCLC; U.S. IND Cleared
Ongoing Phase 1/2 Clinical Trials of CFT7455, an IKZF1/3 MonoDAC™ Degrader, and CFT8634, a BRD9 BiDAC Degrader, Continue to Progress; Phase 1 Dose Escalation Data Expected 2H 2023
Strengthened Leadership Team with Appointments of Len Reyno, M.D., as Chief Medical Officer, and Mary Christian, Pharm.D., as Senior Vice President, Regulatory
Cash, Cash Equivalents and Marketable Securities Total $286.7 million as of June 30, 2023; Expected to Provide Runway into 2H 2025
WATERTOWN, Mass., Aug. 08, 2023 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported financial results for the second quarter ended June 30, 2023, as well as recent business highlights.
“In the first half of 2023, we achieved important objectives to support the continued advancement of our degrader medicine portfolio. We completed an exclusive licensing agreement with Betta Pharmaceuticals to develop CFT8919, our EGFR-L858R degrader, in Greater China, strengthened our leadership team, and progressed three clinical studies across multiple cancer indications,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “In the second half of the year, we expect to share clinical updates from the dose escalation portion of the ongoing Phase 1/2 trials for our two lead programs, CFT7455 in multiple myeloma and CFT8634 in synovial sarcoma and SMARCB1-null cancers.”
SECOND QUARTER 2023 AND RECENT ACHIEVEMENTS
CFT7455: CFT7455 is an oral degrader of IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL).
•Progressed the Phase 1/2 Clinical Trial: The dose escalation portion of the CFT7455 Phase 1/2 clinical trial continues in MM and NHL. The three arms of the trial are evaluating CFT7455 as a monotherapy for MM, in combination with dexamethasone for MM and as a monotherapy for NHL.
•Presented New Preclinical Data at the International Conference on Malignant Lymphoma (ICML): In June 2023, C4T presented preclinical CFT7455 data in NHL demonstrating potent anti-tumor activity in peripheral and CNS models of NHL as a single agent or in combination with clinically approved agents.
CFT8634: CFT8634 is an oral degrader of BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.
•Progressed the Phase 1/2 Clinical Trial: The dose escalation portion of the CFT8634 Phase 1/2 clinical trial continues in synovial sarcoma and SMARCB1-null solid tumors.
•Initiated the first enrichment cohort: In August, C4T initiated the first enrichment cohort to further assess pharmacodynamic and safety data. This planned additional cohort further helps support enrollment demand for the ongoing dose escalation portion of the CFT8634 Phase 1/2 clinical trial.
CFT1946: CFT1946 is an oral degrader targeting BRAF V600 mutations for the treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and melanoma.
•Progressed the Phase 1/2 Clinical Trial: The dose escalation portion of the CFT1946 Phase 1/2 clinical trial continues in V600 solid tumors, including NSCLC, CRC, and melanoma. Trial sites are now open and enrolling patients in the U.S. and Europe.

•Presented Trial in Progress Poster at the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting: In June 2023, C4T presented a trial in progress poster titled “A Phase 1/2 Study of CFT1946, A Novel Bifunctional Degradation Activating Compound, or BiDAC Degrader, of Mutant BRAF V600 as Monotherapy and in Combination with Trametinib, in Mutant BRAF V600 Solid Tumors."
CFT8919: CFT8919 is an oral degrader designed to be potent and selective against EGFR L858R for non-small cell lung cancer (NSCLC).
•Exclusive Licensing Agreement with Betta Pharmaceuticals in Greater China: In May 2023, C4T entered into an exclusive license and collaboration agreement for the development and commercialization of CFT8919 in Greater China, including Hong Kong SAR, Macau SAR and Taiwan. C4T expects to receive a total of $35.0 million, which includes $10.0 million in upfront cash paid in June 2023 under the collaboration agreement and a $25.0 million one-time equity investment under the stock purchase agreement. Additionally, C4T is eligible for up to $357.0 million in potential milestones and low to mid-double-digit percent royalties on net sales in the licensed territories.
•Investigational New Drug (IND) Application Clearance Achieved: In June 2023, the U.S. Food and Drug Administration (FDA) cleared C4T’s IND application for CFT8919. C4T expects to initiate clinical trial activities outside Greater China following the completion of Betta Pharmaceuticals’ Phase 1 dose escalation study in Greater China.
CORPORATE UPDATES
•In July 2023, C4T appointed two new senior leaders. Leonard (Len) Reyno, M.D., joined C4T as chief medical officer with nearly 30 years of clinical development experience, spanning first-in-human studies to Phase IV clinical trials. Mary Christian, Pharm.D. joined C4T as senior vice president, regulatory with more than two decades of experience in regulatory and drug development.
UPCOMING KEY MILESTONES
•CFT7455: Present Phase 1 dose escalation data from the Phase 1/2 clinical trial of Arm B1, evaluating CFT7455 as a monotherapy in MM, in the second half of 2023.
•CFT8634: Present Phase 1 dose escalation data from the Phase 1/2 clinical trial for synovial sarcoma and SMARCB1-null solid tumors in the second half of 2023.
SECOND QUARTER 2023 FINANCIAL RESULTS
Revenue: Total revenue for the second quarter of 2023 was $2.7 million, compared to $13.8 million for the second quarter of 2022. The decrease in revenue was due to a reduction of revenue recognized for research activities under the Biogen and Calico collaborations. Total revenue for the second quarter of 2023 reflects revenue recognized under collaboration agreements with Roche and Biogen, and total revenue recognized in the second quarter of 2022 reflects revenue recognized under collaborations agreements with Roche, Biogen, and Calico.
Research and Development (R&D) Expense: R&D expense for the second quarter of 2023 was $29.9 million, compared to $31.3 million for the second quarter of 2022. The reduction in R&D expense was primarily attributable to a decrease in IND-enabling activities as programs transition to the clinic.
General and Administrative (G&A) Expense: G&A expense for the second quarter of 2023 was $10.3 million, compared to $9.9 million for the second quarter of 2022. The higher G&A expense was attributable to a slight increase in professional fees.
Net Loss and Net Loss per Share: Net loss for the second quarter of 2023 was $35.9 million, compared to $27.4 million for the second quarter of 2022. Net loss per share for the second quarter of 2023 was $0.73 compared to $0.56 for the second quarter of 2022.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of June 30, 2023, were $286.7 million, compared to $337.1 million as of December 31, 2022. The decrease in cash was primarily driven by expenditures to fund operations, partially offset by the $10.0 million upfront payment received from Betta Pharmaceuticals. C4T expects that its cash, cash equivalents and marketable securities as of June 30, 2023, along with the anticipated equity investment from an affiliate of Betta Pharmaceuticals, will be sufficient to fund planned operating expenses and capital expenditures into the second half of 2025.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3). CFT7455 binds with high affinity to the E3 ligase adapter protein, cereblon, to target and degrade IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin's lymphomas, including peripheral T cell lymphoma and mantle cell lymphoma. In early clinical data, CFT7455 demonstrated deep and durable degradation of IKZF1/3. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT7455. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT8634
CFT8634 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRD9. BRD9 was previously considered an undruggable target due to the inability of bromodomain inhibitors to effectively treat cancers dependent on BRD9. Unlike BRD9 inhibition, BRD9 degradation has been shown to be efficacious in pre-clinical models of synovial sarcoma. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT8634 for the treatment of synovial sarcoma and SMARCB1-null solid tumors. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05355753).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600 mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E driven disease and in models resistant to BRAF inhibitors. C4T is advancing CFT1946 to the clinic to study treatment for BRAF V600 mutant solid tumors including non-small cell lung cancer, colorectal cancer, and melanoma. C4T is enrolling patients in its ongoing Phase 1/2 clinical trial of CFT1946. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
About CFT8919
CFT8919 is an orally bioavailable allosteric BiDAC™ degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, in preclinical studies, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M, and L858R-T790M-C797S. In 2023, C4T and Betta Pharmaceuticals entered into an exclusive licensing agreement for the development and commercialization of CFT8919 in Greater China, including Hong Kong SAR, Macau SAR and Taiwan.

Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; regulatory developments in the United States and foreign countries; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$286,700	$337,115
Total assets	375,008	430,840
Deferred revenue	38,618	33,513
Long-term debt - related party	10,335	11,482
Total stockholders' equity	233,707	289,234

Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue from collaboration agreements	$2,664	$13,834	$6,423	$21,488
Operating expenses:
Research and development	29,926	31,323	58,968	57,526
General and administrative	10,306	9,895	21,251	22,715
Total operating expenses	40,232	41,218	80,219	80,241
Loss from operations	(37,568)	(27,384)	(73,796)	(58,753)
Other income (expense), net:
Interest expense and amortization of long-term debt − related party	(600)	(534)	(1,206)	(1,061)
Interest and other income, net	2,246	506	4,300	782
Total other income (expense), net	1,646	(28)	3,094	(279)
Net loss	$(35,922)	$(27,412)	$(70,702)	$(59,032)
Net loss per share − basic and diluted	$(0.73)	$(0.56)	(1.44)	(1.21)
Weighted-average number of shares used in computed net loss per share − basic and diluted	49,063,631	48,823,698	49,048,062	48,779,508

Other comprehensive loss:
Unrealized gain (loss) on marketable securities	696	(931)	2,363	(3,806)
Comprehensive loss	$(35,226)	$(28,343)	$(68,339)	$(62,838)

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com